EXHIBIT 10.1

March 25, 2013

Paul J. Diaz

680 South Fourth Street

Louisville, KY 40202

Dear Paul:

Kindred Healthcare, Inc. (the “Company”) is pleased to inform you that you are eligible to receive a cash bonus pursuant to the Kindred Healthcare, Inc. 2013 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth in this letter agreement. Capitalized terms used but not defined herein shall have the meaning provided in the Plan, a copy of which is attached hereto as Exhibit A.

1.	Amount of Award and Performance Conditions.

a. Target Incentive Award. Your Target Incentive Award shall be up to $5,000,000, as set forth in the matrix below.

b. Performance Period. The Performance Period for your Award shall begin on December 31, 2012 and end on August 31, 2015.

c. Performance Goal. The Performance Goal applicable to your Award shall be total shareholder return of the Company (“TSR”) of 30% or $21.94, where TSR is measured by dividing (1) the sum of (x) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (y) the difference between the share price at the end and the beginning of the measurement period; by (2) the share price at the beginning of the measurement period, and rounded to the nearest whole percentage point. The starting stock price for purposes of measuring TSR shall be $10.82, the closing price of a share of Company common stock on December 31, 2012, and the ending stock price shall be the average closing price of a share of Company common stock during normal trading hours on the New York Stock Exchange for the sixty (60) consecutive trading days ending on August 31, 2015.

Annualized Total Shareholder Return During the Performance Period/ Corresponding Ending Stock Price	Amount of Award
30% or $21.94 (and above)	$5,000,000
25% or $19.72	$4,000,000
20% or $17.66	$3,000,000
15% or $15.74	$2,000,000
7.5% or $13.13	$1,000,000
Below 7.5%	$0

To the extent that the Company’s TSR falls between any two levels listed in the table above, the amount of the Award will be determined based on linear interpolation between the two levels. The amount of the Award may not be greater than $5,000,000.

d. Calculation of Award. The Compensation Committee of the board of directors of the Company (the “Committee”) shall determine the amount of the Award payable to you in accordance with the terms of the Plan. Such determination shall be made as soon as practicable following August 31, 2015, and in any event within ninety (90) days of such date. Subject Section 6(b) of the Plan relating to the deferral of payments made to a “specified employee” as defined in Section 409A of the Code, your Award will be paid to you in a lump sum in cash on the next regularly occurring payroll date following the certification of your Award.

2. Termination of Employment.

a. Termination without Cause. In the event of the termination of your employment during the Performance Period by the Company without Cause, or as a result of your resignation for Good Reason, as that term is defined in your employment agreement with the Company dated May 17, 2012, the Award will remain outstanding and subject to calculation at the end of the Performance Period, as described in Section 1 above.

b. Termination due to death or Disability. In the event of your death or Disability (as defined in the Plan) during the Performance Period, you (or your beneficiary) shall be entitled to receive an Award calculated based on TSR for the period beginning on December 31, 2012, and ending on the date of such death or Disability, where the ending stock price shall be the average closing price of a share of Company common stock during normal trading hours on the New York Stock Exchange for the sixty (60) consecutive trading days ending on the date of such death or Disability. Such Award shall be paid as soon as administratively feasible (but in no event later than thirty (30) days) after the date of your death or Disability, in a lump sum in cash.

c. Termination for any other reason. In the event of the termination of your employment during the Performance Period for any other reason, the Award will be forfeited.

3. Change in Control.

In the event of a Change in Control during the Performance Period, you shall be entitled to receive an Award calculated based on TSR for the period beginning on December 31, 2012, and ending on the date of such Change in Control, where the ending stock price shall be the average closing price of a share of Company common stock during normal trading hours on the New York Stock Exchange for the sixty (60) consecutive trading days ending on the date of such Change in Control. Such Award shall be paid as soon as administratively feasible (but in no event later than thirty (30) days) after the date of such Change in Control, in a lump sum in cash.

4. Restrictive Covenants.

a. Non-Competition.

i. In consideration for your Award pursuant to this letter agreement, during the period beginning on the date of termination of your employment and ending one (1) year thereafter (the “Non-Compete Period”), you shall not directly or indirectly, without prior written approval of the Company’s board of directors, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for, or be a lender to or for, any business enterprise in “Substantial Direct Competition” (as defined below) with the Company. The above constraint shall not prevent you from making passive investments, not to exceed five percent (5%) of the total equity value, in any enterprise where your services or advice is not required or provided. For purposes of this Section 4, a lender includes private equity firms but does not include real estate investment trusts or other financial institutions that provide financing in the ordinary course of business.

ii. For purposes of this Section 4, a business enterprise with which you become associated as an officer, employee, agent, partner, or director shall be considered in “Substantial Direct Competition” with the Company if such entity owns, operates or manages long-term acute care hospitals, nursing facilities, inpatient rehabilitation hospitals, or provides contract rehabilitation therapy services, home health services or hospice services within any state where the Company or any of its direct or indirect subsidiaries or affiliates has operations as of the date of termination of your employment.

iii. During the Non-Compete Period, you shall not, without prior written approval of the Company’s board of directors, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its direct or indirect subsidiaries any business of a type which the Company or such subsidiary provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its direct or indirect subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its direct or indirect subsidiaries; or discuss that subject with any such customer.

b. Non-Solicit. In consideration for your Award pursuant to this letter agreement, for a period of one year following the date of the termination of your employment (the “Restricted Period”), you agree not to directly or indirectly, individually or on behalf of any Person (as defined below) other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with you or any other Person; provided, however, that the foregoing shall not restrict you or any other Person from conducting general solicitations or advertisements not directed specifically at employees of the Company or its affiliates, or from employing any employee who responds to any such general solicitation or advertisement or who otherwise initiates a request for employment (the “Non-Solicitation Covenant”). For purposes of this letter agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

c. Provisions Relating To Non-Competition and Non-Solicitation. In the event that you violate either of the Non-Solicitation Covenant or the Non-Competition Covenant, (i) you shall forfeit all rights to receive the Award, to the extent not already paid, and (ii) the Company shall have the right to recoup the entire amount of the Award, if any, already paid to you pursuant to this letter agreement. To the extent that any covenant set forth in this Section 4 shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Company the maximum protection and restrictions on the Executive’s activities permitted by applicable law in such circumstances. The Company shall have the right to injunctive relief to restrain any breach or threatened breach of any provisions in this Section 4 in addition to and not in lieu of any rights to recover damages or cease making payments under this letter agreement. The Company shall have the right to advise any of your prospective or then-current employers of the provisions of this letter agreement without liability. The Company’s right to enforce the provisions of this letter agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this letter agreement or any other similar agreement or to have in effect a similar agreement for any other employee. The provisions of this Section 4 shall survive the termination of your employment and this letter agreement.

5. Shareholder Approval Required. As an Award granted pursuant to the Plan, this Award shall not become effective until the Plan has been approved by the shareholders of the Company. In the event that the shareholders of the Company do not vote to approve the Plan at the 2013 annual shareholders meeting, this Award shall be void ab initio and you shall have no further rights hereunder.

6. Construction of Agreement. Any provision of this letter agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this letter agreement invalid, illegal, or unenforceable in any other jurisdiction. No waiver of any provision or violation of this letter agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this letter agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this letter agreement, or any waiver on the part of any party or any provisions or conditions of this letter agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8. Conflict of Terms. This Award is granted pursuant to and is subject to the terms and conditions of the Plan. In the event of a direct conflict between the terms of this letter agreement and the Plan, the terms of this letter agreement shall govern.

9. Integration. This letter agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This letter agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

10. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11. Participant Acknowledgment. You hereby acknowledge receipt of a copy of the Plan. You hereby acknowledge that all decisions, determinations and interpretations of the Committee in respect of the Plan, this letter agreement shall be final and conclusive.

Sincerely,

Kindred Healthcare, Inc.

By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer

Acknowledged and Agreed on this

25th day of March, 2013

/s/ Paul J. Diaz
Paul J. Diaz

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